Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information, each dated March 1, 2024, and each included in this Post-Effective Amendment No. 192 to the Registration Statement (Form N-1A, File No. 033-05724) of Deutsche DWS Global/International Fund, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated December 19, 2023, with respect to the financial statements and financial highlights of DWS Emerging Markets Fixed Income Fund and DWS Global Small Cap Fund (two of the funds constituting Deutsche DWS Global/International Fund, Inc.), which are included in the Annual Reports to Shareholders (Forms N-CSR) for the year ended October 31, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

February 23, 2024